1 Fountain Square Chattanooga, TN 37402 www.unum.com

FOR IMMEDIATE RELEASE
news	Contacts

	INVESTORS	Tom White	423 294 8996
		Rob Lockerman	423 294 7498

	MEDIA	Jim Sabourin	423 294 6300
866 759 8686

Unum Group Reports First Quarter 2011 Results

CHATTANOOGA, Tenn. (May 3, 2011) – Unum Group (NYSE: UNM) today reported net income of $225.4 million ($0.72 per diluted common share) for the first quarter of 2011, compared to net income of $229.8 million ($0.69 per diluted common share) for the first quarter of 2010.

Included in the results for the first quarter of 2011 are net realized after-tax investment gains of $9.7 million ($0.03 per diluted common share), compared to net realized after-tax investment gains of $16.5 million ($0.05 per diluted common share) in the first quarter of 2010.  Also included in the results for the first quarter of 2010 is a tax charge of $10.2 million ($0.03 per diluted common share) related to the change in tax treatment of the Medicare subsidy for retiree health benefit plans.  Net realized after-tax investment gains for the first quarter of 2011 include an after-tax gain of $9.1 million resulting from changes in the fair value of an embedded derivative in a modified coinsurance contract, compared to an after-tax gain of $11.9 million in the first quarter of 2010. Also included in net realized after-tax investment gains for the first quarter of 2011 are net realized after-tax investment gains of $0.6 million related to sales and write-downs of investments, compared to net realized after-tax gains of $4.6 million in the first quarter of 2010.

Adjusting for these items, income on an after-tax basis was $215.7 million ($0.69 per diluted common share) in the first quarter of 2011, compared to $223.5 million ($0.67 per diluted common share) in the first quarter of 2010.

“Our first quarter results were generally in line with our expectations and represent a solid start to 2011,” said Thomas R. Watjen, president and chief executive officer.  “While the current environment still remains challenging, our disciplined approach to the business is serving us well, enabling us to continue to generate excess capital which gives us significant financial flexibility.”

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.

RESULTS BY SEGMENT

In the following discussions of the Company’s operating segment results, “operating revenue” excludes net realized investment gains and losses.  “Operating income” or “operating loss” excludes income tax and net realized investment gains and losses.

Unum US Segment

           Unum US reported operating income of $209.1 million in the first quarter of 2011, an increase of 5.0 percent from $199.2 million in the first quarter of 2010. Premium income for the segment increased 0.3 percent to $1,219.4 million in the first quarter of 2011; premium income in the first quarter of 2010 was $1,216.1 million.

Within the Unum US operating segment, the group disability line of business reported operating income of $73.5 million in the first quarter of 2011, compared to operating income of $75.8 million in the first quarter of 2010.  The 3.0 percent decrease in operating income was driven by a decline in both premium and net investment income, the effects of which were partially offset by an improvement in the benefit ratio for the first quarter of 2011 to 83.9 percent, compared to 84.2 percent in the first quarter of 2010.  The lower benefit ratio resulted from a favorable rate of claim recoveries for group long-term disability, partially offset by a higher claim incidence rate for group long-term disability, although the claim incidence rate in the first quarter of 2011 was favorable to that of the fourth quarter of 2010.  Premium income in group disability declined 2.6 percent to $508.0 million in the first quarter of 2011, compared to $521.8 million in the first quarter of 2010. Ongoing price competition, along with challenging economic conditions which negatively impact employment levels and wage growth, and the Company’s continued commitment to disciplined pricing, renewals, and risk selection were contributing factors to the decline in premium income. Sales of fully insured group long-term disability products in the first quarter of 2011 increased 6.9 percent to $29.5 million, compared to $27.6 million in the first quarter of 2010. Sales of fully insured group short-term disability products decreased slightly to $14.0 million in the first quarter of 2011, compared to $14.3 million in the first quarter of 2010.  Premium persistency in the group long-term disability line of business was 89.7 percent for the first quarter of 2011, compared to 90.0 percent for the first quarter of 2010. Case persistency for this line was 89.2 percent for the first quarter of 2011, compared to 88.6 percent for the first quarter of 2010. Premium persistency in the group short-term disability line of business was 90.7 percent for the first quarter of 2011, compared to 89.4 percent for the first quarter of 2010. Case persistency for the short-term disability line was 87.7 percent for the first quarter of 2011, compared to 87.6 percent for the first quarter of 2010.

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.

The group life and accidental death and dismemberment line of business reported a 3.1 percent increase in operating income to $52.8 million in the first quarter of 2011, compared to $51.2 million in the first quarter of 2010. Premium income for this line of business increased 1.5 percent to $300.5 million in the first quarter of 2011, compared to $296.1 million in the first quarter of 2010, reflecting higher sales, partially offset by lower premium persistency in the large case group life segment.  The benefit ratio in the first quarter of 2011 was 70.0 percent, generally consistent with the 69.7 percent ratio reported for the first quarter of 2010.  Sales of group life and accidental death and dismemberment products increased 4.1 percent in the first quarter of 2011 to $33.3 million from $32.0 million in the first quarter of 2010. Premium persistency in the group life line of business was 86.4 percent for the first quarter of 2011, compared to 92.3 percent for the first quarter of 2010. Case persistency in the group life line of business for the first quarter of 2011, at 88.3 percent, was level with the first quarter of 2010.

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.

The Unum US supplemental and voluntary line of business reported a 14.7 percent increase in operating income to $82.8 million in the first quarter of 2011, compared to $72.2 million in the first quarter of 2010.  The increase is primarily attributable to higher net investment income, higher premium income, and a favorable benefit ratio in the voluntary benefits product line.  Premium income for the supplemental and voluntary line increased 3.2 percent to $410.9 million in the first quarter of 2011, compared to $398.2 million in the first quarter of 2010.  Relative to the first quarter of 2010, sales in the voluntary benefits line of business increased 9.6 percent in the first quarter of 2011 to $82.0 million.

Unum UK Segment

Unum UK reported operating income of $48.7 million in the first quarter of 2011, a decrease of 19.6 percent from $60.6 million in the first quarter of 2010.  In local currency, operating income for the first quarter of 2011 decreased 21.9 percent, to £30.3 million from £38.8 million in the first quarter of 2010.

The benefit ratio in the first quarter of 2011 was 69.3 percent, compared to 63.1 percent in the comparable quarter in 2010. The higher benefit ratio in the first quarter of 2011 resulted from lower premium income, the impact of higher inflation on claim reserves associated with inflation index-linked group policies, and a lower level of claim resolutions in group long-term disability, partially offset by favorable group long-term disability claim incidence.  Premium income increased 0.8 percent to $167.1 million in the first quarter of 2011, compared to $165.8 million in the first quarter of 2010.  In local currency, premium income decreased 1.8 percent to £104.2 million in the first quarter of 2011, compared to £106.1 million in the first quarter of 2010. Persistency in the group long-term disability line of business was 83.5 percent for the first quarter of 2011, compared to 90.5 percent for the first quarter of 2010. Persistency in the group life line of business was 85.7 percent for the first quarter of 2011, compared to 94.7 percent for the first quarter of 2010. Sales decreased 27.3 percent to $17.6 million in the first quarter of 2011, compared to $24.2 million in the first quarter of 2010.  In local currency, sales for the first quarter of 2011 decreased 28.6 percent to £11.0 million, compared to £15.4 million in the first quarter of 2010.

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.

Colonial Life Segment

Colonial Life reported a 5.5 percent decrease in operating income to $69.0 million in the first quarter of 2011, compared to $73.0 million in the first quarter of 2010.  The benefit ratio in the first quarter of 2011 was 51.4 percent, compared to 47.1 percent for the same period in 2010.

The overall benefit ratio was higher in the first quarter of 2011 compared to the same period of 2010 due to less favorable risk results in the accident, sickness, and disability product line and in the life product line.  Accident, sickness, and disability risk results were less favorable due to a higher level of incurred claims.  Risk results for the life line of business were less favorable due to a larger than expected increase in open claims.  Cancer and critical illness risk results were in line with the first quarter of 2010 primarily due to similar levels of incurrals and large claims on the older block of cancer products. Premium income for the first quarter of 2011 increased 5.8 percent to $280.4 million, compared to $265.1 million in the first quarter of 2010.  Sales decreased 3.7 percent to $70.6 million in the first quarter of 2011 from $73.3 million in the first quarter of 2010, primarily due to a decline in new account sales, partially offset by an increase in sales to existing customers.  New accounts decreased 3.6 percent in the first quarter of 2011 compared to the first quarter of 2010, while average weekly producers increased 2.4 percent compared to the first quarter of 2010.

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.

Individual Disability – Closed Block Segment

The Individual Disability – Closed Block segment reported operating income of $9.9 million in the first quarter of 2011, compared to $11.7 million in the first quarter of 2010, primarily reflecting a decline in both premium income and net investment income due to the expected run-off of this closed block of business.  Premium income declined 5.5 percent to $202.3 million in the first quarter of 2011, compared to $214.0 million in the first quarter of 2010.  The interest adjusted loss ratio for the segment was 84.7 percent in the first quarter of 2011, compared to 84.5 percent in the first quarter of 2010.

Corporate and Other Segment

The Corporate and Other segment reported an operating loss of $21.7 million in the first quarter of 2011, compared to a loss of $8.9 million in the first quarter of 2010.  The decline was driven by higher interest expense, reflecting the debt issuance from September 2010, as well as lower net investment income from private equity partnerships and investments in low-income housing tax credit partnerships.  The negative impact on net investment income from the increased level of investments in low-income housing tax credit partnerships is offset by a lower income tax rate due to the tax benefits recognized as a result of these investments.

OTHER INFORMATION

Shares Outstanding

The Company’s average number of shares (000s) outstanding, assuming dilution, was 314,332.3 for the first quarter of 2011, compared to 333,524.7 for the first quarter of 2010.  Shares outstanding totaled 308,966.2 at March 31, 2011.  During the first quarter of 2011, the Company repurchased approximately 8.6 million shares at a cost of $223.6 million.  At March 31, 2011 the Company had approximately $920.7 million remaining under its $1.0 billion share repurchase authorization.

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.

Capital Management

At March 31, 2011, the weighted average risk-based capital for our traditional US insurance companies was approximately 395 percent; leverage was 20.9 percent; and cash and marketable securities in our holding companies equaled $816 million.

Leverage is measured as total debt to total capital, which the Company defines as debt plus stockholders’ equity, excluding the net unrealized gain or loss on securities and the net gain or loss on cash flow hedges.  Leverage also excludes the non-recourse debt and associated capital of Tailwind Holdings, LLC and Northwind Holdings, LLC.

Book Value

Book value per common share as of March 31, 2011 was $29.08 compared to $26.38 at March 31, 2010.

OUTLOOK

The Company continues to anticipate growth in after-tax operating income per share for full year 2011 to be in the range of six percent to twelve percent, including the effect of expected share repurchases.

NON-GAAP RECONCILIATION

The Company analyzes its performance using non-GAAP financial measures which exclude certain items and the related tax thereon from net income.  The Company believes operating income or loss, excluding certain tax items as well as realized investment gains and losses, which may be recurring, is a better performance measure and a better indicator of the profitability and underlying trends in its business.  Realized investment gains and losses are primarily dependent on market conditions and general economic events and are not necessarily related to decisions regarding the Company’s underlying business.  The Company believes leverage excluding the non-recourse debt of Northwind and Tailwind as well as unrealized gains and losses on securities and the net gain or loss on cash flow hedges, which also tend to fluctuate depending on market conditions and general economic trends, is an important measure.  For reconciliation to the most directly comparable GAAP measures, refer to the attached digest of earnings.

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.

CONFERENCE CALL INFORMATION

Members of Unum Group senior management will host a conference call on Wednesday, May 4, 2011 at 9:00 A.M. (Eastern Time) to discuss the results of operations for the first quarter.  Topics may include forward-looking information such as the Company’s outlook on future results, trends in operations, and other material information.

The dial-in number for the conference call is (888) 601-3860 for U.S. and Canada (pass code 5716389).  For international, the dial-in number is (913) 312-1448 (pass code 5716389).  A live webcast of the call will also be available at www.investors.unum.com in a listen-only mode.  It is recommended that webcast viewers access the “Investors” section of the Company’s website and opt-in to the webcast approximately 5-10 minutes prior to the start of the call.  The Company will maintain a replay of the call on its website through Wednesday, May 11, 2011.  A replay of the call will also be available by dialing (888) 203-1112 (U.S. and Canada) or (719) 457-0820 (International) – pass code 5716389.

In conjunction with today’s earnings announcement, the Company’s Statistical Supplement for the first quarter of 2011 is available on the “Investors” section of the Company’s website.

ABOUT UNUM GROUP

Unum (www.unum.com) is one of the leading providers of employee benefits products and services and the largest provider of disability insurance products in the United States and the United Kingdom.

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.

SAFE HARBOR STATEMENT

Certain information in this press release constitutes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are those not based on historical information, but rather relate to future operations, strategies, financial results, or other developments and speak only as of the date made.  These forward-looking statements, including statements about anticipated growth in after-tax operating income per share and planned share repurchases, are subject to numerous assumptions, risks, and uncertainties, many of which are beyond our control.  The following factors, in addition to other factors mentioned from time to time, may cause actual results to differ materially from those contemplated by the forward-looking statements: (1) unfavorable economic or business conditions, both domestic and foreign; (2) legislative, regulatory, or tax changes, both domestic and foreign, including the effect of potential legislation and increased regulation in the current political environment; (3) sustained periods of low interest rates; (4) changes in claim incidence and recovery rates due to, among other factors, the rate of unemployment and consumer confidence, the emergence of new diseases, epidemics, or pandemics, new trends and developments in medical treatments, and the effectiveness of claims management operations; (5) fluctuation in insurance reserve liabilities; (6) investment results, including but not limited to, realized investment losses resulting from defaults, contractual terms of derivative contracts, and impairments that differ from our assumptions and historical experience; (7) the lack of appropriate investments in the market which can be acquired to match our liability cash flows and duration; (8) changes in interest rates, credit spreads, and securities prices; (9) increased competition from other insurers and financial services companies due to industry consolidation or other factors; (10) changes in demand for our products due to, among other factors, changes in societal attitudes, the rate of unemployment, and consumer confidence; (11) changes in accounting standards, practices, or policies; (12) changes in our financial strength and credit ratings; (13) rating agency actions, state insurance department market conduct examinations and other inquiries, other governmental investigations and actions, and negative media attention; (14) effectiveness in managing our operating risks and the implementation of operational improvements and strategic growth initiatives; (15) actual experience in pricing, underwriting, and reserving that deviates from our assumptions; (16) actual persistency and/or sales growth that is higher or lower than projected; (17) effectiveness of our risk management program; (18) the level and results of litigation; (19) currency exchange rates; (20) ability of our subsidiaries to pay dividends as a result of regulatory restrictions; (21) ability and willingness of reinsurers to meet their obligations; (22) changes in assumptions related to intangible assets such as deferred acquisition costs, value of business acquired, and goodwill; (23) events or consequences relating to political instability, terrorism, and acts of war, both domestic and foreign; and (24) ability to recover our systems and information in the event of a disaster or unanticipated event.

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.

For further information about risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see Part I, Item 1A of our annual report on Form 10-K for the year ended December 31, 2010.  The forward-looking statements in this press release are being made as of the date of this press release, and the Company expressly disclaims any obligation to update or revise any forward-looking statement contained herein, even if made available on our website or otherwise.

###

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.

DIGEST OF EARNINGS

(Unaudited)
Unum Group (UNM:NYSE)
and Subsidiaries
($ in millions, except share data)
	Three Months Ended March 31
	2011	2010

Operating Revenue by Segment	$2,547.9	$2,536.0
Net Realized Investment Gain	15.2	25.6
Total Revenue	$2,563.1	$2,561.6

Operating Income by Segment	$315.0	$335.6
Net Realized Investment Gain	15.2	25.6
Income Tax	104.8	131.4
Net Income	$225.4	$229.8

PER SHARE INFORMATION

Net Income Per Common Share
Basic	$0.72	$0.69
Assuming Dilution	$0.72	$0.69

Weighted Average Common Shares - Basic (000s)	312,742.3	332,270.2
Weighted Average Common Shares - Assuming Dilution (000s)	314,332.3	333,524.7

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

	Three Months Ended March 31
	2011		2010
	(in millions)	per share *	(in millions)	per share *

After-tax Operating Income	$215.7	$0.69	$223.5	$0.67
Net Realized Investment Gain, Net of Tax	9.7	0.03	16.5	0.05
Tax Charge	-	-	(10.2)	(0.03)
Net Income	$225.4	$0.72	$229.8	$0.69

* Assuming Dilution
	March 31
	2011
	(in millions)

Debt, As Reported	$2,605.0
Exclude Non-recourse Debt	692.7
Debt, As Adjusted	$1,912.3

Total Stockholders' Equity, As Reported	$8,983.8
Exclude Net Unrealized Gain on Securities and
Net Gain on Cash Flow Hedges	794.7
Exclude Northwind and Tailwind Capital	939.7
	7,249.4
Debt, As Adjusted	1,912.3
Total Capital, As Adjusted	$9,161.7

Debt to Capital Ratio	20.9%

	March 31
	2011		2010
	(in millions)	per share	(in millions)	per share

Total Stockholders' Equity (Book Value)	$8,983.8	$29.08	$8,780.2	$26.38
Net Unrealized Gain on Securities	443.6	1.44	499.2	1.50
Net Gain on Cash Flow Hedges	351.1	1.14	356.8	1.07
Subtotal	8,189.1	26.50	7,924.2	23.81
Foreign Currency Translation Adjustment	(84.1)	(0.28)	(141.0)	(0.42)
Subtotal	8,273.2	26.78	8,065.2	24.23
Unrecognized Pension and Postretirement Benefit Costs	(313.5)	(1.01)	(312.1)	(0.94)
Total Stockholders' Equity, As Adjusted	$8,586.7	$27.79	$8,377.3	$25.17

11
UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.